UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2009

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

840 West Long Lake Road, Suite 601 Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (248) 519-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

As previously disclosed, Noble International, Ltd. (the “Company”) is facing liquidity pressure due to significant deterioration of business conditions facing North American and European vehicle manufacturers, which in turn is due to on-going and intensifying macroeconomic trends and conditions, including the global credit crisis and plunging consumer confidence. In recent weeks, industry conditions have continued to deteriorate and pressure on the Company’s short-term liquidity has increased. The pressure is severe in both Europe and North America and, in the latter case, is especially acute.

Yesterday, the Company entered into a 30-day, binding memorandum of understanding dated February 23, 2009 (the “MOU”) with General Motors Corporation, Ford Motor Company, Chrysler, LLC (collectively, the “Customers”) and Comerica Bank, as agent for itself and other lenders (the “Lenders”) under the Company’s U.S. and Canadian credit facility (the “Credit Facility”). In the MOU, the Customers agreed to expedited payment of amounts owed to the Company and other accommodations of financial benefit to the Company and agreed to provide a limited amount of short-term financing through the purchase of subordinated participations in the Credit Facility.

Concurrently with the signing of the MOU, the Company and the Lenders also entered into a forbearance agreement dated February 24, 2009 (the “Forbearance Agreement”) and expiring March 23, 2009 (the “Expiration Date”) unless earlier terminated. In the Forbearance Agreement, the parties agreed, effective immediately, to terminate the Lenders’ commitment to make revolving credit advances. The revolving credit feature of the Credit Facility has been converted into a discretionary facility, payable on demand and expiring on the Expiration Date unless extended. Under the terms of the discretionary facility, the Lenders may continue, but are not obligated, to advance funds to the Company in accordance with the Credit Facility through the Expiration Date subject to a “borrowing base” formula and limited to $5 million in principal amount outstanding at any time.

The Lenders have agreed to refrain from exercising remedies under the Credit Facility until the Expiration Date, subject to earlier termination. Earlier termination is permitted in the event of a default after today under the Credit Facility (such as default on the Mexican Loan mentioned below) or a default under the Forbearance Agreement, in the event of further deterioration in the financial condition of the Company or further deterioration in the Lenders’ collateral position, or in the event that the Lenders believe that the prospect of payment or performance is impaired.

A Mexican subsidiary of the Company is obligated to repay, on March 2, 2009, a borrowing from Comerica Bank, guaranteed by the Company, in the outstanding principal amount of approximately $9.2 million (the “Mexican Loan”). Default on the Mexican Loan also would be a default on the Credit Facility. Incident to entering into the revised credit arrangements mentioned above, Comerica Bank has agreed that if, on or before March 2, 2009, it receives $2 million toward repayment of the outstanding principal amount of the Mexican Loan, then it will agree to forbear, through the Expiration Date, with respect to the maturity date default on the Mexican Loan.

The accommodations evidenced by the MOU, the Forbearance Agreement and the understanding with respect to the Mexican Loan could provide the Company with credit sufficient to meet its ongoing obligations to the Expiration Date, but this is not assured (in part because the $2 million pay-down on the Mexican Facility needed by March 2, 2009 has not yet been arranged and is by no means assured). In addition, as noted above, the Lenders are not obligated to advance additional funds to the Company under the Credit Facility and can terminate the Forbearance Agreement at any time if in their judgment the prospect of repayment is impaired.

As a result of the arrangements described above, discretionary loans made by the Lenders, together with up to $2 million in additional funding by the Customers in and pursuant to the MOU, are the Company’s primary sources of working capital. Events of default under the MOU include, among other things, the Company’s or the Lenders’ material breach of the MOU or the Lenders not lending in accordance with the applicable loan agreements.

The Company continues to work with its advisors to analyze and consider strategic alternatives and to identify both short- and long-term funding solutions.

Item 2.06.	Material Impairments.

On February 24, 2009, the Company’s Board of Directors determined that the Company’s European intangible assets related to customer contracts are fully impaired as of December 31, 2008 and that it will record an estimated impairment charge of $45 million. This impairment is a result of deteriorating business conditions world-wide, which have adversely affected the recoverability of the Company’s long-lived assets and goodwill. The estimated impairment charge is in addition to the estimated impairment charges previously disclosed in the Company’s Current Report on Form 8-K dated December 9, 2008. The impairment analysis is ongoing, and additional impairments of goodwill or long-lived assets (or both) are possible.

None of the costs related to the write-down or write-off of assets is expected to result in future cash expenditures.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD., a Delaware corporation

By:	/s/ Andrew J. Tavi
Andrew J. Tavi
Vice President, General Counsel and Secretary

February 25, 2009